Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER CORPORATION REPORTS THIRD QUARTER 2010 RESULTS
•	Grows revenue to $1.9 billion, an increase of 26% over the prior year

•	Delivers diluted earnings per share from continuing operations of $1.18, up 103% over last year

•	Achieves adjusted diluted earnings per share from continuing operations of $0.98, excluding tax benefits of $0.20, up 69% over last year

•	Raises guidance for full year diluted earnings per share from continuing operations to $3.50 — $3.55
Downers Grove, Illinois, October 22, 2010 — Dover Corporation (NYSE: DOV) announced today that for the third quarter ended September 30, 2010, revenue was $1.9 billion, an increase of 26% over the prior-year period. The revenue increase was driven by organic growth of 25%, a 3% increase from acquisitions, and a 2% unfavorable impact from foreign exchange. Earnings from continuing operations for the third quarter of 2010 were $222.8 million or $1.18 diluted earnings per share (“EPS”), compared to $107.5 million or $0.58 diluted EPS from continuing operations in the prior year period, representing increases of 107% and 103%, respectively. Excluding the impact of tax benefits recognized in the quarter of $0.20, adjusted diluted EPS from continuing operations was $0.98, an increase of 69% over the prior year. The tax benefits of $0.20 diluted EPS were related to the favorable resolution of domestic and international tax positions and the recognition of a lower full-year tax rate.
Revenue for the nine months ended September 30, 2010 was $5.3 billion, an increase of 23% over the prior year period, reflecting organic growth of 19%, a 4% increase from acquisitions, and an insignificant impact from foreign exchange. Earnings from continuing operations for the nine months ended September 30, 2010 were $516.1 million or $2.73 diluted EPS, compared to $269.5 million or $1.45 diluted EPS in the prior-year period, representing increases of 92% and 88%, respectively. Excluding the impact of tax benefits recognized in the third quarter of 2010 of $0.20 diluted EPS and the impact of tax benefits of $0.15 diluted EPS recognized in the second quarter of 2009, adjusted diluted EPS from continuing operations for the nine months ended September 30, 2010 was $2.53, an increase of 95% over the prior year period.
Commenting on the third quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “I am pleased with our solid third quarter performance. Revenue growth of 26% was ahead of our expectations entering the quarter and was broad-based, with Electronic Technologies, Fluid Management, Refrigeration Equipment and Material Handling showing the highest year-over-year growth. I was also encouraged by our 17.1% segment operating margin.

Electronic Technologies, Fluid Management and Industrial Products all posted significant year-over-year improvements in margin. Third quarter free cash flow was $157.3 million, representing 8% of revenue, and we expect to have strong free cash flow generation in the fourth quarter. Lastly, from a bookings perspective, order rates increased 27% over last year’s third quarter, and despite the normal seasonality inherent in our business, we exited the quarter with a solid book-to-bill of 0.96.
“Looking forward, we now estimate full year revenue growth will be 20% — 21%, comprised of organic revenue growth of 16.5% — 17.5%, and growth from acquisitions of 3.5%. Given our strong third quarter performance, we now anticipate full-year earnings per share will be in the range of $3.50 - $3.55, inclusive of the $0.20 third quarter tax benefit. ”
Net earnings for the third quarter of 2010 were $223.8 million or $1.19 diluted EPS, including a gain from discontinued operations of $1.0 million or $0.01 EPS, compared to net earnings of $106.9 million or $0.57 diluted EPS for the same period of 2009, which included a loss from discontinued operations of $0.6 million. Net earnings for the nine months ended September 30, 2010 were $501.8 million or $2.66 diluted EPS, including a loss from discontinued operations of $14.4 million or $0.08 EPS, compared to net earnings of $257.4 million or $1.38 diluted EPS for the same period of 2009, which included a loss from discontinued operations of $12.1 million or $0.06 EPS.
Dover will host a webcast of its third quarter 2010 conference call at 9:00 A.M. Eastern Time on Friday, October 22, 2010. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s third quarter 2010 results and its operating companies can also be found on the Company’s website.
Dover Corporation is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy, global sourcing and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.